Exhibit 99.1

Oculus Innovative Sciences, Inc.

1129 N. McDowell Blvd.

Petaluma, California 94954

(707) 283-0550

July 29, 2013

Dear Fellow Stockholder of Oculus Innovative Sciences, Inc.:

Our fiscal 2013 was a year of significant change at Oculus, change that I firmly believe will set the stage for the future growth and success of our company. As you know, I recently assumed the responsibilities as chief executive officer of Oculus. This focus on change, and the opportunity to create our own future, has further energized the team, which I am most honored to lead at this exciting time. In February 2013, we crafted a transition plan to set the groundwork for Oculus to thrive for years to come. Its initial five major initiatives are as follows:

1.	Create a separate, standalone company to focus on our new surgical drug candidate, RUT58-60, with a seasoned and dedicated management team to lead the new company. In January 2013, we announced the creation and incorporation of our wholly owned subsidiary, Ruthigen, Inc. Ruthigen has established its own offices in Santa Rosa, California, and our board of directors has appointed our former chief executive officer, Hojabr Alimi, to lead the subsidiary. Ruthigen is moving briskly forward with its planned initial public offering and is meeting or exceeding our board’s timeline. We anticipate in the coming months that certain directors who serve on both the Oculus and Ruthigen boards of directors (Hojabr Alimi, Richard Conley and Gregory French) will transition off the Oculus board of directors in order to focus fully on Ruthigen as taking a company public is a labor intensive event that will require their undivided attention.

2.	Strategically plan for Oculus’ future growth, while controlling expenses. It is a simple mantra, but it is the heart and soul of our growth strategy: New products, new partners and new territories. While product sales drive us, we also continually examine how we can roll out this strategy in the most cost-efficient manner, thereby targeting a shorter path to profitability.

3.	Build our own U.S. sales force to open our third channel of distribution. This will be done while continuing to service our current partners and distributors and maintaining our commitment to delivering exceptional customer service. In addition to our current partners and distributors, we believe establishing our own inside sales force will increase our effectiveness and propel our company into more markets, and ultimately, increase our product sales.

4.	Evolve the role of chief executive officer from a visionary scientist to a commercially focused executive. We believe there is a time and place for each type of CEO in our company’s history and evolution. It is now time to shift gears and establish commercialization and profitability as our priority.

5.	Right-size management’s compensation to be directly aligned with performance. On June 20, 2013, I reduced my salary by $50,000 annually. I requested this reduction in salary in an effort to ensure that the management team gets paid at the same time as stockholders, not in advance.

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We are proud of the success we have made in our first six months as your new management team and we are off to a solid start and with a bright future. Let’s review our fiscal year 2013 achievements and discuss our plans for future growth:

•	Increased revenues and product growth. In fiscal year 2013, our total revenues were $15,452,000 compared to $12,744,000 for fiscal year 2012, with a product growth rate of 23%.

•	Significant growth in dermatology product sales. We continue to derive a significant portion of our revenues from our dermatology products, which are sold in the United States in partnership with Quinnova Pharmaceuticals. We anticipate our presence in this market will continue to grow. Quinnova launched the AtraproTM family of products formulated from our Microcyn® Technology in late February 2012. In partnership with Quinnova, we now market the following products, all three of which were launched during the past year and have shown significant growth: Atrapro™ Antipruritic Hydrogel, Atrapro™ Dermal Spray with Preservatives, and a convenience kit for the treatment of various dermatoses which packages together Quinnova’s Neosalus® Cream with Proderm Technology® and Atrapro™ Antipruritic Hydrogel.

•	Notable research & development efforts. Research and development efforts continue to be a focus of Oculus. We have launched numerous new products over the last twelve months and achieved several regulatory milestones, which will lead to more new product launches. Two highlights; we are most enthusiastic about R&D’s work on RUT58-60 and our new scar management product candidate. Stay tuned for more.

•	Regained compliance with NASDAQ Listing Rules. On March 22, 2013, we held a special meeting of our stockholders, where you—our stockholders—approved a proposal that authorized our board to effect a reverse stock split. On March 22, 2013, we initiated a reverse stock split at a ratio of 1:7, with an effective date of April 1, 2013. On April 16, 2013, the NASDAQ Hearings Panel notified us that we had regained compliance with the applicable minimum bid price rule, as required by the Panel’s decision dated earlier in February 2013, and we are in compliance with all other applicable requirements required for listing on The NASDAQ Capital Market.

Looking ahead, we believe that Oculus is firmly on the right track. We have a dedicated team of employees who are fully focused on our company’s number one goal: delivering reliable and long-term stockholder value while bringing meaningful solutions to the under-met or unmet medical needs of the global healthcare community.

This year, our Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Daylight Time, on Thursday, September 12, 2013, at our offices located at 1129 N. McDowell Blvd., Petaluma, California 94954.

I look forward to seeing you at the 2013 Annual Meeting and thank you for your continued support.

Sincerely,

Jim Schutz

Chief Executive Officer and Director

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